Exhibit 12.1

Otis Collection LLC

c/o Otis Wealth, Inc.

335 Madison Avenue, 3rd Floor

New York, NY 10017

November 26, 2019

To the Manager of Otis Collection LLC:

We are acting as counsel to Otis Collection LLC, a Delaware series limited liability company (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of membership interest (the “Interests”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule 1 hereto (each, an “Offering”).

In connection with the opinion contained herein, we have examined the offering statement, the certificate of formation of the Company, its Limited Liability Company Agreement, and the Series Designation of each Series undertaking an Offering, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Interests being sold pursuant to the offering statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the offering statement, validly issued, fully paid and non-assessable. No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Yours truly,

CrowdCheck Law LLP

By: Andrew Stephenson, Partner

CrowdCheck Law LLP

SCHEDULE 1

Series Name	Offering Price per Interest	Maximum Offering Size	Maximum Membership Interests
Series Collection Drop 001	$25.00	$15,000	600
Series Collection Drop 002	$25.00	$20,000	800
Series Collection Drop 003	$25.00	$14,500	580